SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 17, 2010
TRANSDEL PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52998	45-0567010
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4225 Executive Square, Suite 485, La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 457-5300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Board of Directors (the “Board”) of Transdel Pharmaceuticals, Inc. (the “Company”) accepted the resignation of Dr. Juliet Singh as Chief Executive Officer of the Company and as a director on the Board, effective February 17, 2010. The Board appointed Jeffrey J. Abrams, M.D. as Chairman of the Board. The Board also appointed John T. Lomoro, the Company’s current Chief Financial Officer, as acting Chief Executive Officer. Mr. Lomoro will also serve as the Company’s principal executive officer.
     In connection with Dr. Singh’s resignation, the Company and Dr. Singh entered into a separation agreement that provides Dr. Singh with one year of continued salary in accordance with the terms of her existing employment agreement as well as the accelerated vesting of 300,000 stock options previously granted. In addition, Dr. Singh will have three years from the date of her resignation to exercise her vested options. The separation agreement also includes a mutual release of claims.
     The Company and Dr. Singh also entered into a consulting agreement, which provides that Dr. Singh has agreed to provide consulting services to the Company at the direction of the Board. Dr. Singh will be entitled to $5,000 per month for her consulting services.
     The press release issued by the Company on February 18, 2010 is furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 18, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: February 18, 2010

TRANSDEL PHARMACEUTICALS, INC.
By:	/s/ John Lomoro
John Lomoro Chief Financial Officer